Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Open Energy Corporation:

We consent to the incorporation by reference in this Registration Statement on Form SB-2 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 7, 2007, relating to the consolidated balance sheets of Open Energy Corporation and its subsidiaries as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, which report appears in the May 31, 2007 Annual Report on Form 10-KSB of Open Energy Corporation.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
September 18, 2007